Exhibit 99.2

NEWS RELEASE

IMMUNOMEDICS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Morris Plains, N.J., December 4, 2019 --- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced the pricing of an underwritten public offering of 14,285,715 shares of its common stock at a public offering price of $17.50 per share, representing gross proceeds of approximately $250 million. In addition, Immunomedics has granted the underwriters a 30-day option to purchase up to 2,142,857 additional shares of common stock. The offering is expected to close on or about December 9, 2019, subject to customary closing conditions.

Immunomedics intends to use the net proceeds from this offering primarily to accelerate commercial launch readiness, pending FDA approval, of sacituzumab govitecan in the United States in metastatic triple-negative breast cancer, continue to expand the clinical development programs for sacituzumab govitecan, invest in the broader clinical development of the platform (including IMMU-130 and IMMU-140), continued scale-up of manufacturing and manufacturing process improvements, as well as for working capital and general corporate purposes.

Goldman Sachs & Co. LLC, BofA Securities, Cowen and Company, LLC and Jefferies LLC are acting as joint book-running managers for the offering.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 that Immunomedics filed with the Securities and Exchange Commission on June 11, 2018 and that became effective upon filing. A preliminary prospectus supplement and the accompanying prospectus relating to this offering were filed with the SEC and are available at the SEC’s website located at www.sec.gov. A final prospectus supplement and the accompanying prospectus relating to this offering will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com;  BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates.

Cautionary note regarding forward-looking statements

Investors are cautioned that statements in this press release regarding the intention, completion, timing and option relating to the proposed public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Immunomedics will be able to complete the proposed public offering. Additional information on risks facing Immunomedics can be found under the heading “Risk Factors” in Immunomedics’ periodic reports, including its transition report on Form 10-K and quarterly reports on Form 10-Q, and in the prospectus supplement relating to the proposed offering to be filed with the Securities and Exchange Commission, each available on the SEC’s web site at www.sec.gov. Immunomedics expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

For More Information:

Dr. Chau Cheng
(862) 260-3727

ccheng@immunomedics.com

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